Exhibit 2.6

Agreement

Entered into and executed in Ramat Gan on August 27, 2009

Between:	D-Medical Industries Ltd.
Public Company 520041955
Of 7 Jabotinsky Street, Ramat Gan

	(“D-Medical”)	On the first part;

And:	Menashe Geisler Investments Ltd.
Private Company 513287169
Of 53 HaMasger Street, Tel Aviv

Trend Hadar Investments Ltd.
Private Company 513323337
Of 6 Motzkin Street, Herzliya Pituach

	(the “Sellers”)	On the other part;

(The Sellers and D-Medical shall be hereinafter jointly referred to as the “Parties”)

Whereas	The Sellers had engaged in an agreement for purchase of control in Sela Group.Com Ltd. (A public company of which shares are traded at the Tel Aviv Stock Exchange Ltd.) (the “Company” and “TASE” respectively); and

Whereas	D-Medical desires to transfer to the Company its holdings (approximately 57.5%) in Sindolor Medical Ltd. (D-Medical shall establish a fully owned subsidiary (100%) and transfer all of its holdings in Sindolor Medical Ltd. to the subsidiary, D-Medical shall transfer its holdings in the subsidiary to Sela Group.Com Ltd.) in consideration for the allotment of up to 143,610,516 shares of the Company to D-Medical, which shall constitute, after their issue, 90% of the issued paid-up share capital and voting rights of the Company; and

Whereas	The Parties desire to regulate the transfer of control in the Company from the Sellers to D-Medical Ltd., including, the regulation of the Sellers’ undertakings to cause the dispersion of the Company’s shares in order to comply with the TASE rules, for the purpose of transferring the Company’s shares from trading under the Maintenance List to the Main List;

(--) D-Medical Industries Ltd.	1	(--) Trend Hadar Investments Ltd. Private company 513323337	(--) Menashe Geisler Investments Ltd.

Now therefore it is declared, stipulated and agreed between the Parties as follows:

1.	General

1.1.	The preamble and annexes to this Agreement constitute an integral part hereof.

1.2.	The headings of the sections in this Agreement are intended for convenience purposes only and do not and will not affect the interpretation of this Agreement.

2.	Definitions

2.1	“Shares”	Ordinary shares of the Company of NIS 0.01 nominal value each.

2.2	“Free”	Free and clear of any encumbrance, lien, right of refusal and any other right in favor of any person.

2.3	“Shareholding”	As the term is defined in the Securities Law.

2.4	“Registration Company”	The Bank Leumi Le-Israel Registration Company Ltd.

2.5	“Closing Date”	A date which shall occur 3 business days after all of the conditions precedent detailed in Section 7 below have been fulfilled, at 10am, at the offices of Cantor and Associates – Law Offices, or on any other day and location to which the Parties shall agree in advance and in writing.

2.6	“Conflict Regulations”	Securities Regulations (Transaction between a Company and its Controlling shareholder), 5761 – 2001

2.7	“D-Medical Industries Ltd. Holdings in Sindolor”	D-Medical Industries Ltd. holdings in Sindolor Ltd. at the rate of approximately 57.5%, on a non-diluted basis, out of the issued and paid up capital of Sindolor Ltd.

2.8	“Companies Law”	The Companies Law, 5759 – 1999

2.9	“Officer”	As the term is defined in the Companies Law

2.10	“Personal Interest”	As the term is defined in the Companies Law

2.11	“Transactions with Interested Parties and Officers”	A transaction of the Company with its controlling shareholder or with others, in which the controlling shareholder has a Personal Interest in and/or a transaction with an officer or with others, in which the officer has a Personal Interest.

2.12	The “Previous Controlling Shareholders”	Carofini Segal and David Bassa

(--) D-Medical Industries Ltd.	2	(--) Trend Hadar Investments Ltd. Private company 513323337	(--) Menashe Geisler Investments Ltd.

3.	The Transaction

On the Closing Date, in exchange for the payment of an amount of NIS 750,000 and correspondingly and subject to the performance of the Agreement for Transfer of Business (as defined in the agreement attached as annex A to this Agreement), the Agreement for Transfer of Control in the Company from the Previous Controlling Shareholders to the Sellers and the transfer of D-Medical Holdings in Sindolor Medical Ltd., the Sellers shall provide their consent for transfer of control in the Company to D-Medical, all subject to the fulfillment of the conditions precedent as specified in Section 7 below and according to the contents of this Agreement.

In addition, D-Medical shall transfer to the Sellers rights which shall be allotted to it within the framework of a prospectus for issuance of rights which the Company shall publish, according to which every shareholder holding five shares on the record date, will be entitled to purchase one right unit, as it shall be defined in the rights’ prospectus, so that subject to the exercise of such rights, the shares which shall derive from exercise of the rights will constitute 15% of the issued and paid-up share capital of the Company, not on a fully diluted basis, and after completion of all of the agreements described above (including completion of the share issuance to D-Medical in consideration for the transfer of 57.5% of the issued and paid up share capital of Sindolor Medical Ltd.). The Sellers undertake to exercise these rights and to sell the rights and/or the shares which will derive from the exercise of rights to third parties who will not be interested parties after purchasing the shares (should the Sellers transfer the rights to third parties, then those third parties shall undertake to exercise the rights and to purchase from the Company shares according to the rights which were offered to them).

The Sellers also undertake that after the closing of all of the agreements described above, they will not be interested parties in the Company and will not be engaged in voting agreements which will cause that the Sellers shall be deemed, together with others, as interested parties in the Company.

D-Medical shall transfer to the Sellers 50% of all of the warrants which will be allotted to it by the Company.

4.	The Representations and Warranties of the Sellers, jointly and severally

The Sellers hereby represent and undertake towards D-Medical that as of the date of signing this Agreement or as of any other relevant date, unless otherwise explicitly stated, as follows:

4.1.	An agreement has been signed between them and the Previous Controlling Shareholders, for transfer of control in the Company, a copy of which is attached as Annex A to this Agreement.

(--) D-Medical Industries Ltd.	3	(--) Trend Hadar Investments Ltd. Private company 513323337	(--) Menashe Geisler Investments Ltd.

4.2.	The Sellers assign and transfer all of their rights and obligations according to the Agreement for Transfer of Control, to D-Medical (including the representations given in that agreement by the Previous Controlling Shareholders, an undertaking for indemnification given by the Previous Controlling Shareholders, an undertaking for mutual indemnification in Section 6 of the Agreement for Transfer of Control as well as any other right or obligation that may arise for the Sellers, according to the agreement, Annex A of this Agreement).

5.	Representations and Warranties of D-Medical

D-Medical, by singing this Agreement hereby represents that on the date of singing this Agreement and on any other relevant date, unless otherwise explicitly stated, as follows:

5.1.	It has the financial abilities and means to comply with all of its undertakings according to this Agreement.

5.2.	It has engaged in an allotment agreement with the Company. A copy of the allotment agreement is attached hereto as Annex B of this Agreement.

5.3.	The execution of this Agreement and performance of its contents, do not conflict or contradict: (1) its incorporation documents, if and to the extent relevant. In case that the aforesaid incorporation documents conflict or contradict the execution and performance of this Agreement, D-Medical shall cause the modification of the incorporation documents, so that the execution and performance of this Agreement will not conflict or contradict them; (2) a judgment, decree, directive and/or provision of a court, a quasi judicial entity or any administrative authority that apply to it; (3) any agreement, an undertaking or limitation to which D-Medical is a party.

5.4.	It has full authority and entitlement required for signing this Agreement and for the performance and completion of its undertakings set forth herein.

5.5.	D-Medical is aware that the Sellers are engaging in this Agreement in reliance on the representations set forth in this Section above.

6.	Conditions Precedent

This Agreement is subject to the full and cumulative fulfillment of all of the conditions precedent detailed in the agreements Annex A and Annex B of this Agreement.

(--) D-Medical Industries Ltd.	4	(--) Trend Hadar Investments Ltd. Private company 513323337	(--) Menashe Geisler Investments Ltd.

7.	The Closing

On the Closing Date, the Parties shall convene at the offices of Cantor and Associates, Law Firm, or at any other location which shall be agreed upon between the Parties and will close the transaction as specified in this Section 7 below, while all of the integrated actions specified below will be performed simultaneously.

7.1.	The Sellers

a.	Will issue an approval, that to the best of their knowledge, all of the representations detailed in Section 4 of this Agreement are true also as of the Closing Date, or that there have been no material changes in any of them up to the transaction Closing Date, with regard to which no notice had been given in writing to the purchasers, except for changes performed in accordance with the provisions of this Agreement.

b.	Will present an approval regarding the exemption from the duty to withhold tax for the consideration. It should be emphasized that in case such approval will not be presented, the consideration specified in this Agreement will be paid after deducting withholding tax at the rate required according to law.

8.	Taxes and Payments

8.1.	Income tax and/or capital gains tax and/or any other tax, which shall apply, if they shall apply, to the transaction subject matter of this Agreement, will apply to and be paid by the party, to which it applies according to law. The payment of the consideration will be made by D-Medical subject to the duty by virtue of law regarding the deduction of withholding tax or in exchange for issuance of an exemption from deduction of withholding tax from the Sellers to D-Medical on the Closing Date.

8.2.	Each party shall bear its expenses, including the fees of its legal counsels, accountants on its behalf and other experts to the extent such shall be required, pertaining the preparation of this Agreement and its performance.

9.	Applicable Law and Jurisdiction

9.1.	The laws of the State of Israel shall apply to this Agreement and to any matter pertaining and/or related to it and/or resulting therefrom.

9.2.	The competent court in the City of Tel Aviv Jaffa is granted the sole and exclusive jurisdiction to deliberate the Agreement and any matter related and/or pertaining and/or resulting therefrom.

(--) D-Medical Industries Ltd.	5	(--) Trend Hadar Investments Ltd. Private company 513323337	(--) Menashe Geisler Investments Ltd.

10.	Miscellaneous

10.1.	In any case which a party shall not use any right granted to it according to this Agreement or according to any law, that will not be deemed as a waiver on its behalf of that right and it will be entitled to reuse those rights. A claim of delay or waiver shall not protect the party in breach.

10.2.	The terms of this Agreement contain in full all that is stipulated and agreed upon between the parties and they supersede any engagement, agreement, representation and undertaking that preceded the signing of this Agreement, whether written or oral.

10.3.	After signing this Agreement, drafts and other documents exchanged between the parties prior to signing this Agreement will be deemed as if they had never been made, and will not serve in any manner as evidence or support for interpretation and/or a claim and/or otherwise.

10.4.	Any modification, amendment and/or supplement will have no effect and shall be deemed as if never made, unless made in writing and signed by all of the parties.

10.5.	The parties shall take all of the additional steps including the signing of additional documents required for the implementation and performance of this Agreement according to its wording and intention.

10.6.	The parties to this Agreement will be represented by the office of Victor Tshuva and Co. – Law Offices.

10.7.	The parties’ addresses for the purpose of this Agreement are as specified in the preamble to this Agreement or any other address in Israel of any of the Parties, with regard to which it had notified in writing all of the other Parties.

10.8.	Any notice of D-Medical which shall be delivered to Adv. Victor Tshuva of Victor Tshuva and Co. – Law Offices shall be deemed as if sent and received by the Sellers on the same day (if delivered by personal delivery) or upon the expiration of 3 days after its sending by registered mail, as aforesaid, or on the first business day after its sending via facsimile with a proper sending confirmation, all as the case may be.

Any notice of the Sellers which shall be delivered to Adv. Victor Tshuva of Victor Tshuva and Co. – Law Offices, shall be deemed as if sent and received by D-Medical on the same day (if delivered by personal delivery) or upon the expiration of 3 days after its sending by registered mail, as aforesaid or on the first business day after its transmission via facsimile with a proper sending confirmation, all as the case may be.

(--) D-Medical Industries Ltd.	6	(--) Trend Hadar Investments Ltd. Private company 513323337	(--) Menashe Geisler Investments Ltd.

In witness whereof the parties have hereunto set their hands, today August 27, 2009:

(---)	(---)
[stamp]	[stamp]

D-Medical Industries Ltd.	Menashe Geisler Investments Ltd.
(---)
[stamp]

Trend Hadar Investments Ltd.

(--) D-Medical Industries Ltd.	7	(--) Trend Hadar Investments Ltd. Private company 513323337	(--) Menashe Geisler Investments Ltd.

Annex B

[See Exhibit 2.5 to the Registration Statement]

Schedules Omitted Pursuant to Item 601(b)(2) of Regulation S-K

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Annex A – agreement, dated August 27, 2009, between Menashe Geisler Investments Ltd. and Trend Hadar Investments Ltd. and the previous controlling shareholders of Sela Group.com Ltd. (Messrs. Korfini Segal and David Bassa).